Exhibit 10.55

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (this “Amendment”) is dated as of March 3, 2015, and is made by and between The Bubble Real Estate Company, LLC, a California limited liability company (“Lessor”) and Capricor, Inc., a Delaware corporation (“Lessee”), with reference to the following facts and circumstances:

A.           Lessor and Lessee executed that certain Lease Agreement dated March 29, 2012 as subsequently amended by that certain First Amendment to Lease dated June 13, 2013 (collectively the “Lease”), for the premises located at 8840 Wilshire Boulevard, 2nd Floor, Beverly Hills, California 90211.

B.           Lessee has agreed to exercise the Option to Extend the Lease Term and Lessor and Lessee have agreed to redefine the Leased Premises as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follows:

1.           LEASED PREMISES. Article 1 of the Lease is hereby modified to include the following additional space:

i.  Room #251

ii.  Admin Bay #270

2.           EXERCISE OF OPTION TO EXTEND LEASE TERM: Pursuant to Article 2.b.2.2 of the First Amendment to Lease dated as of June 13, 2013, Lessee hereby exercises its option to extend the term of the Lease for an additional twelve (12) months commencing July 1, 2015 and ending June 30, 2016.

3.           Rent. Article 3.1 and Article 3.2 of the Lease as amended by the First Amendment are hereby modified as follows:

3.1 - During Term:

i.    Commencing February 2, 2015: Lessee agrees to pay Lessor as rent for the Premises the sum of $17,957 at the beginning of each month. Such rental amount consists of Lessee’s rent for the Premises including Admin Bay #270. Lessee’s first payment shall include one month’s full rent plus $672, which amount shall increase Lessee’s existing security deposit so as to equal $17,957.

ii.    Commencing March 2, 2015: Lessee agrees to pay Lessor as rent for the Premises the sum of $21,420 at the beginning of each month. Such rental amount consists of Lessee’s rent for the Premises including Admin Bay #270 and Room #251. Lessee’s first payment shall include one month’s full rent plus $3,463, which amount shall increase Lessee’s existing security deposit so as to equal $21,420.

3.2 - During Extended Term: Commencing July 1, 2015, Lessee agrees to pay Lessor as rent for the Premises the sum of $22,111 at the beginning of each month. Such rental amount consists of Lessee’s rent for all of the Premises including Admin Bay #270 and Room #251. Lessee’s first payment shall include one month’s full rent plus $691, which amount shall increase Lessee’s existing security deposit so as to equal $22,111.

4.           Reaffirmation. As modified hereby, the Lease is reaffirmed and ratified by the parties in its entirety.

LESSOR		LESSEE

The Bubble Real Estate Company, LLC,		Capricor, Inc.,
a California limited liability company		a Delaware corporation

By:	/s/ Bill Sheinberg	By:	/s/ Karen Krasney

Name:	Bill Sheinberg	Name:	Karen Krasney

Title:	Member	Title:	EVP and General Counsel